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                                                                    Exhibit 23.2

                         Independent Auditors' Consent



The Board of Directors
Emergent Information Technologies, Inc.:

We consent to the use of our report dated March 13, 2000, incorporated herein by reference in the Registration Statement on Form S-8 of Emergent Information Technologies, Inc. (formerly known as SM&A Corporation), relating to the consolidated balance sheets of Emergent Information Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule.

                              /s/ KPMG LLP

Orange County, California
June 30, 2000